As filed with the Securities and Exchange Commission on February 9, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 NO. 333-192594

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zenith Energy Logistics Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36168	36-4767846
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3900 Essex Lane

Houston, TX 77027

(713) 395-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dana Love

Secretary

3900 Essex Lane

Houston, TX 77027

(713) 395-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Matthew R. Pacey

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77007

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”), originally filed by Arc Logistics Partners LP, a Delaware limited partnership (as now known as Zenith Energy Logistics Partners LP, the “Partnership”), with the Securities and Exchange Commission:

•	Registration No. 333-192534, filed on Form S-8 on November 27, 2013, pertaining to the registration of 2,000,000 common units representing limited partnership interests (“Common Units”) issued or issuable under the Arc Logistics Long Term Incentive Plan.

On August 29, 2017, the Partnership, Arc Logistics Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (as now known as Zenith Energy Logistics Partners GP LLC), Lightfoot Capital Partners, LP (“LCP LP”), a Delaware limited partnership, Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP, Zenith Energy U.S., L.P. (“Parent”), a Delaware limited partnership, Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Parent, Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Holdings”) and Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company (“Merger Sub”) and a subsidiary of Holdings, entered into the Agreement and Plan of Merger, providing for the merger of the Partnership with and into Merger Sub (the “Merger”). The Merger closed on December 21, 2017.

As a result of the completion of the Merger, the Partnership has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Partnership in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities that had been registered that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 9, 2018.

ZENITH ENERGY LOGISTICS PARTNERS LP

By:	Zenith Energy Logistics GP LLC, its general partner

By:	/s/ Jeffrey R. Armstrong
Name:	Jeffrey R. Armstrong
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on February 9, 2018.

Signature	Title

/s/ Jeffrey R. Armstrong Jeffrey R. Armstrong	President and Chief Executive Officer (principal executive officer)

/s/ Carlos Ruiz Carlos Ruiz	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)